BioSpecifics Technologies Corp. Announces Passing of President Thomas L. Wegman

LYNBROOK, NY - March 18, 2019 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced with great sadness that Thomas L. Wegman, President of BioSpecifics, passed away on March 13, 2019. Mr. Wegman served as an officer at BioSpecifics for over 20 years and was a member of the Board of Directors since 1994.

"It is with great sadness that we report the passing of Tom Wegman. The entire BioSpecifics family mourns this loss and on behalf of our Board of Directors and employees, we send our condolences to the Wegman family," said Michael Schamroth, an Independent Director of the BioSpecifics Board of Directors.  "BioSpecifics was founded by Tom's late father, Edwin H. Wegman, and Tom certainly fulfilled his legacy in his more than 20 years with the company. Tom brought BioSpecifics to new heights and we hope to continue in his legacy in this next chapter with the BioSpecifics team."

BioSpecifics will continue to be actively managed by its current employees and Board of Directors. Succession planning is underway and new management positions will be announced.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional promising indications, including two Phase 3 clinical trials for the treatment of cellulite with top-line data reported in the fourth quarter of 2018 and a BLA submission expected in the second half of 2019 with an expected commercial launch in the second half of 2020. BioSpecifics is managing the development of CCH for the treatment of uterine fibroids with full Phase 1 data to be presented at the 66th Annual Society for Reproductive Investigation in March 2019. For more information, please visit www.biospecifics.com.

Contact:

Stern Investor Relations, Inc.

Julie Seidel

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julie.seidel@sternir.com